EXHIBIT 11.1

Centigram Communications Corporation
Statement of Computation of Net Income (Loss) Per Share
(In thousands, except per share data--unaudited)


                                                    Quarter Ended              Nine Months Ended

                                              July 27,       July 29,       July 27,       July 29,
                                                1996           1995           1996           1995
                                              ---------      ---------      ---------      ---------
Net income (loss)                              $   710       $ (1,683)       $   (94)      $ (2,773)
                                              ---------      ---------      ---------      ---------
Computation of common and common
  equivalent shares outstanding:
      Common stock                               6,866          6,590          6,800          6,535
      Stock options                                 92              -              -              -
                                              ---------      ---------      ---------      ---------
Common and common equivalent shares
  used in computing per share amounts            6,958          6,590          6,800          6,535
                                              ---------      ---------      ---------      ---------
Net income (loss) per share                    $  0.10       $  (0.26)       $ (0.01)      $  (0.42)
                                              ---------      ---------      ---------      ---------


- --------------------
Fully diluted computation not presented since such amount differs by less than 3% of the net income (loss) per share amounts shown above.


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